FILED
In the Office of the
Secretary of State of Texas
JUN 15 2016
Corporations Section

Texas Certificate of Conversion Converting A Foreign Entity to A Texas Filing Entity

1) The name of the converting entity is: Rockdale Resources Corporation

2) The organizational form and jurisdiction of the converting entity is: Corporation, Colorado

3) The Texas secretary of state file number for converting entity is: 0801786557

4) The name of the converted entity is: Petrolia Energy Corporation

5) The organizational form and jurisdiction of the converted entity is: Corporation, Texas

6) A signed plan of conversion is on file at the principal place of business of the converting entity, and the address of the principal place of business is: 710 N Post Oak, Suite 512, Houston, Texas 77024

7) A signed plan of conversion will be on file after the conversion at the principal place of business of the converted entity, and the address of the principal place of business is: 710 N Post Oak, Suite 512, Houston, Texas 77024

8) A copy of the plan of conversion will be on written request furnished without cost by the converting entity before the conversion or by the converted entity after the conversion to any owner or member of the converting entity or the converted entity.

9) The converted entity is a Texas Corporation. The certificate of formation of the Texas Corporation is attached to this certificate either as an attachment or exhibit to the plan of conversion, or as an attachment or exhibit to this certificate of conversion if the plan has not been attached to the certificate of conversion.

10) In lieu of providing the tax certificate, the corporation, as the converted entity is liable for the payment of any franchise taxes.

11) The plan of conversion has been approved as required by the laws of the jurisdiction of formation and the converting entity's governing documents.

12) This document takes effective at a later date, which is not more than 90 days from the date of signing. The delayed effective date is: 6/3/2016

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: 5/22/16

Zel C Zhan, President